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                       INDEPENDENT ACCOUNTANT'S CONSENT

The Directors and Shareholders of
Corcom, Inc.

  We agree to the inclusion by reference in this Proxy Statement of our report dated February 27, 1998 and our audit of the consolidated financial statements of Corcom, Inc. and to the reference to our firm under the heading "Independent Public Accountants."

                                          /s/ Coopers & Lybrand L.L.P.

Chicago, Illinois
March 25, 1998